FOR IMMEDIATE RELEASE

LIGHTBRIDGE REGAINS COMPLIANCE WITH
NASDAQ CONTINUED LISTING REQUIREMENTS

MCLEAN, VA, April 13, 2015 – Lightbridge Corporation (NASDAQ: LTBR), a leading innovator of nuclear fuel designs and provider of nuclear energy consulting services, today announced that the Company has regained compliance with NASDAQ Listing Rule 5550(b)(1) for continued listing of its common stock on the NASDAQ Capital Market.

On January 30, 2015, NASDAQ notified Lightbridge that the market value of the Company’s listed securities did not meet the $35 million minimum required by NASDAQ Listing Rule 5550(b)(2), and that the Company had 180 calendar days, or until July 29, 2015, to regain compliance.

NASDAQ requires compliance with at least one of three standards for continued listing of a company’s primary equity securities – stockholders’ equity of at least $2.5 million; market value of listed securities of at least $35 million; or net income from continuing operations of $500,000 in the most recent fiscal year or two of the three most recent fiscal years. Lightbridge stockholders’ equity, which totaled $5,399,568 at December 31, 2014, exceeds NASDAQ’s $2.5 million minimum threshold.

On April 7, 2015, Lightbridge received a letter from the Listing Qualifications staff of the NASDAQ Stock Market LLC confirming that the Company has regained compliance with its listing standards and that the matter is now closed.

About Lightbridge Corporation
Lightbridge is a nuclear energy company based in McLean, Virginia. The Company develops proprietary next generation nuclear fuel technologies for current and future nuclear reactor systems. Lightbridge's breakthrough fuel technology is establishing new global standards for safe and clean nuclear power and leading the way to a sustainable energy future. The Company also provides comprehensive advisory services for established and emerging nuclear programs based on a philosophy of transparency, non-proliferation, safety and operational excellence. Lightbridge consultants provide integrated strategic advice and expertise across a range of disciplines including regulatory affairs, nuclear reactor procurement and deployment, reactor and fuel technology and international relations. The Company leverages those broad and integrated capabilities by offering its services to commercial entities and governments with a need to establish or expand nuclear industry capabilities and infrastructure.

Important milestones achieved by Lightbridge in 2014 include U.S. Patent and Trademark Office (USPTO) approval and issuance in February of the key patent (#8,654,917) covering the Company's multi-lobed metallic fuel rod design and fuel assemblies. In July, the Company was issued its first international patent on its fuel rod design by the Commonwealth of Australia Patents Office. In November, Lightbridge successfully accessed capital markets, raising $5.04 million in gross proceeds in a registered direct offering.

Lightbridge is on Twitter. Sign up to follow @LightbridgeCorp at http://twitter.com/lightbridgecorp.

Forward Looking Statements
This news release contains statements that are forward-looking in nature within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company's competitive position and product and service offerings. These statements are based on current expectations on the date of this news release and involve a number of risks and uncertainties that may cause actual results to differ significantly from such estimates. The risks include, but are not limited to, the degree of market adoption of the Company's product and service offerings; market competition; dependence on strategic partners; and the Company's ability to manage its business effectively in a rapidly evolving market. Certain of these and other risks are set forth in more detail in Lightbridge's filings with the Securities and Exchange Commission. Lightbridge does not assume any obligation to update or revise any such forward-looking statements, whether as the result of new developments or otherwise.

CONTACT:
Gary Sharpe
Investor Relations and Corporate Communications
Lightbridge Corporation
1-571-730-1213
gsharpe@ltbridge.com